Exhibit 99.1

ACE Limited	PO Box HM 1015	News Release
ACE Global Headquarters	Hamilton HM DX
17 Woodbourne Avenue	Bermuda
Hamilton HM 08
Bermuda	441 295-5200 main
441 292-8675 fax

www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Robert T. Grieves
(212) 621-8684
robert.grieves@ace-ina.com

ACE LIMITED COMMENTS ON IMPACT OF HURRICANE WILMA

HAMILTON, Bermuda – December 7, 2005 – ACE Limited (NYSE: ACE) announced today that estimated net after-tax losses for the ACE Group of Companies from Hurricane Wilma, the Category 4 storm that initially struck Mexico’s Yucatán Peninsula and then Florida in late October, will amount to approximately $250 million, net of tax and reinstatement premiums.

ACE will provide 2006 guidance on Thursday, December 15, 2005.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. Among other things, the forward-looking statements concerning the impact of Hurricane Wilma could be affected by the number of insureds and ceding companies affected by the hurricane, the amount and timing of losses actually incurred and reported by insureds, the preliminary nature of reports and estimates of loss to date, communication and access issues, the impact of the hurricane on the Company’s reinsurers, the amount and timing of reinsurance recoverables actually received and complex coverage and regulatory issues as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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One of the ACE Group of Insurance & Reinsurance Companies